Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 1st day of September, 2006, by and between BMR-6828 NANCY RIDGE DRIVE LLC, a Delaware limited liability company (“Landlord”), and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of August 7, 2006 (the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 6828 Nancy Ridge Drive in San Diego, California;

B. WHEREAS, pursuant to Section 4.1 of the Lease, Landlord has given Tenant the right to access the Premises beginning August 1, 2006, and a delay of the Tenant’s right to such access has resulted from variety of factors, including the presence of mold as more particularly described herein; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Phase I Report. In Section 4.1 of the Lease, “August 15, 2006” is hereby replaced with “August 31, 2006”.

3. Term Commencement Date. The Term Commencement Date shall remain September 1, 2006. Within ten (10) days after the date on which Tenant takes occupancy of the Premises (the “Occupancy Date”), Tenant shall send Landlord written notice confirming the Occupancy Date.

4. Additional Rent. Tenant shall not be responsible for any Additional Rent for the Premises for the month of August 2006, except (a) for any costs of Tenant Improvements that exceed the Tenant Improvement Allowance and Additional TI Allowance for which Tenant would be responsible under the Lease and (b) pursuant to Section 5(b) below.

5. Mold.

(a) Notwithstanding the provisions of Sections 4.1, 14 and 39.8 of the Lease, Landlord and Tenant acknowledge that the Premises contained pre-existing mold (the “Mold Condition”), as more particularly described in the Follow-Up Post Construction Airborne Mold

Spore Assessment, 6828 Nancy Ridge Road San Diego, California dated as of August 30, 2006 (the “Report”), prepared by URS Corporation. Landlord has successfully addressed the Mold Condition, as evidenced by the Report, by, among other things, replacing the carpeting within the Premises. If, in Landlord’s reasonable discretion or as required by Applicable Laws, any further removal, clean-up, remediation or restoration work is necessary with respect to the Mold Condition, then Landlord shall, at its sole cost, promptly take or cause to be taken any and all action necessary to perform such removal, clean-up, remediation or restoration work. Landlord shall be solely responsible for and shall defend, indemnify and hold Tenant and its partners, members, officers, employees, successors, investors, shareholders, licensees, assigns, agents, contractors and subcontractors (collectively, the “Tenant Parties”) harmless from and against all claims, demands, causes of action, damages, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of, in connection with, or in any way related to, the Mold Condition or Landlord’s work required by this paragraph.

(b) Landlord has replaced the carpet in the Premises, fifty percent (50%) of the cost of which shall be deducted from the Tenant Improvement Allowance.

6. Insurance. Notwithstanding anything in Section 4.3 of the Lease to the contrary, Tenant shall have until September 12, 2006, to provide to Landlord the evidence of insurance coverages required under such Section 4.3.

7. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

8. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

10. Miscellaneous. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

11. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by Landlord and Tenant as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-6828 NANCY RIDGE LLC,

a Delaware limited liability company

By:	/s/ Gary A. Kreitzer
Name:	Gary A. Kreitzer
Title:	EVP

TENANT:

CARDIOVASCULAR BIOTHERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Mickael A. Flaa
Name:	Mickael A. Flaa
Title:	CFO

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